Exhibit 99.1

Northern Oil and Gas, Inc. Announces 2014 Second Quarter Results and Increases 2014 Production Guidance

WAYZATA, MINNESOTA — August 7, 2014 — Northern Oil and Gas, Inc. (NYSE MKT: NOG) today announced 2014 second quarter results.

2014 SECOND QUARTER HIGHLIGHTS

•	Second quarter 2014 production increased 17% sequentially and 41% year over year to 1,401,023 barrels of oil equivalent (“Boe”), or 15,396 average Boe per day
•	Oil and gas sales were $121.2 million, a 52% increase over the second quarter of 2013
•	Northern added 190 gross (14.4 net) wells to production during the second quarter
•	Northern is raising full year 2014 production guidance to an increase of 20% to 25% over 2013

Northern’s Adjusted Net Income for the second quarter of 2014 was $17.3 million, or $0.29 per diluted share.  Adjusted Net Income excludes the impact of non-cash gains and losses on the mark-to-market of derivative instruments.  GAAP net loss for the second quarter of 2014, including the impact of non-cash gains and losses on the mark-to-market of derivative instruments, was a loss of $4.4 million, or a loss of $0.07 per diluted share.  Adjusted EBITDA for the second quarter of 2014 was $81.4 million, an increase of 40% when compared to the second quarter of 2013 and up 25% when compared to the first quarter of 2014.

DRILLING AND COMPLETIONS UPDATE

Field conditions in the second quarter were better than expected, allowing Northern to add 190 gross (14.4 net) wells to production during the quarter, which brought Northern’s total producing well count to 2,037 gross (165.2 net) as of June 30, 2014.  The strong pace of drilling activity continued as Northern spud 190 gross (13.4 net) wells during the quarter.  As a result, Northern’s number of wells drilling or awaiting completion was 298 gross (23.5 net) as of June 30, 2014.

The following table provides county detail for wells in process as of June 30, 2014.

County	Gross Wells	Net Wells	Percentage of Total
Mountrail	91	8.8	38%
Williams	49	4.8	21%
McKenzie	87	4.8	20%
Dunn	41	2.7	12%
Other	30	2.4	9%
Total	298	23.5	100%

JULY ACTIVITY UPDATE

Northern completed and placed into production approximately 46 gross (4.0 net) wells during the month of July, and spud 61 gross (4.4 net) wells during the month.  As of July 31, 2014, Northern was participating in approximately 313 gross (23.9 net) wells that were drilling or awaiting completion.

REVISED 2014 GUIDANCE

Net well additions remain on pace for Northern to add approximately 44 net wells for the full year.  However, Northern now expects full year 2014 production to increase between 20% and 25% over 2013, versus prior guidance of a 15% increase.  This improved outlook is driven in part by the excellent field conditions during the second quarter, as well as new completion designs. These new completion designs also appear to be driving a moderate increase in completed well costs, as the weighted average AFE cost of Northern’s 23.5 net wells in process as of June 30, 2014 was $9.2 million.  If the AFE cost trend continues, Northern would expect its full year 2014 drilling and completion capital expenditures to increase by approximately 5% over prior guidance.

MANAGEMENT COMMENT

“Northern’s exposure to the core of the Williston Basin resulted in increased well productivity and strong sequential production growth for the quarter,” commented Northern’s Chairman and Chief Executive Officer Michael Reger.  “Drilling activity remains robust and continues to be dominated by our exposure to the core counties of Mountrail, Williams, McKenzie and Dunn.  Our inventory of in process wells remains at near record levels.  The positive momentum we built in the second quarter allowed us to raise our full year production guidance for 2014.”

CAPITAL EXPENDITURES AND LIQUIDITY UPDATE

During the second quarter of 2014, Northern incurred $137.3 million of capital expenditures on drilling and completion and capitalized workover costs.  This amount includes percentage of completion accrual amounts that are attributable to the current wells in process.  In addition, during the second quarter Northern spent $16.5 million on acreage and other acquisition activities in the Williston Basin, and incurred $1.8 million of other capitalized costs.

At June 30, 2014, Northern had $198 million in outstanding borrowings under its revolving credit facility, which has a total borrowing base of $500 million. The remaining borrowing capacity under the revolving credit facility, together with an additional $14.3 million in cash, left the company with available liquidity of approximately $316.3 million at quarter-end.

ACREAGE UPDATE

As of June 30, 2014, Northern controlled approximately 186,695 net acres targeting the Williston Basin Bakken and Three Forks formations.  During the second quarter of 2014, Northern acquired leasehold interests covering an aggregate of approximately 6,822 net mineral acres at an average cost of $1,759 per net acre.

As of June 30, 2014, approximately 75% of Northern’s North Dakota acreage position, and 64% of Northern’s total acreage position, was developed, held by production or held by operations.

SECOND QUARTER 2014 OPERATING AND FINANCIAL RESULTS

The following table sets forth selected operating and financial data for the periods indicated.

	Three Months Ended June 30,
	2014	2013	% Change
Net Production:
Oil (Bbl)	1,260,310	895,005	41
Natural Gas and NGLs (Mcf)	844,279	579,346	46
Total (Boe)	1,401,023	991,563	41

Average Daily Production:
Oil (Bbl)	13,850	9,835	41
Natural Gas and NGLs (Mcf)	9,278	6,366	46
Total (Boe)	15,396	10,896	41

Average Sales Prices:
Oil (per Bbl)	$90.75	$85.55
Effect of Loss on Settled Derivatives on Average Price (per Bbl)	(8.93)	(0.56)
Oil Net of Settled Derivatives (per Bbl)	81.82	84.99	(4)
Natural Gas and NGLs (per Mcf)	8.04	5.27	53
Realized Price on a Boe Basis Including all Realized Derivative Settlements	78.45	79.80	(2)

Operating Expenses (per Boe):
Production Expenses	$9.30	$10.49	(11)
Production Taxes	8.72	7.63	14
General and Administrative Expense	2.84	3.95	(28)
Depletion, Depreciation, Amortization and Accretion	30.13	26.79	13

Oil and Natural Gas Sales

In the second quarter of 2014, oil, natural gas and NGL sales, excluding the effect of settled derivatives, increased 52% as compared to the second quarter of 2013, driven by a 41% increase in production and a 9% increase in realized prices, excluding the effect of settled derivatives.  The higher average realized price in the second quarter of 2014 as compared to the same period in 2013 was driven by higher average NYMEX oil prices.  Northern’s oil price differential to the NYMEX WTI benchmark during the second quarter of 2014 was $12.25 per barrel.  This compares to differentials of $13.42 and $5.32 per barrel for the first quarter of 2014 and the second quarter of 2013, respectively.

Derivative Instruments

For the second quarter of 2014, Northern incurred a loss on settled derivatives of $11.2 million, compared to a $0.5 million loss for the second quarter of 2013.  Northern had a non-cash mark-to-market derivative loss of $35.3 million in the second quarter of 2014, compared to a $17.0 million gain in the second quarter of 2013.

Production Expenses

Production expenses were $13.0 million in the second quarter of 2014 compared to $10.4 million in the second quarter of 2013.  Northern experiences increases in aggregate operating expenses as it adds new wells and maintains production from existing properties.  On a per unit basis, production expenses decreased from $10.49 per Boe in the second quarter of 2013 to $9.30 in the second quarter of 2014.  The lower cost on a per unit basis in 2014 is primarily due to better operating conditions in the field, as well as the larger production base in 2014 over which the fixed cost components are spread.

Production Taxes

Northern pays production tax as a percentage of total oil and gas sales before the effect of settled derivatives.  Average production tax rates on oil and gas sales were 10.1% and 9.5% in the second quarter of 2014 and 2013, respectively.  Production tax expense was $12.2 million in the second quarter of 2014 compared to $7.6 million in the second quarter of 2013.  The 2014 increase in the production tax rate as a percentage of oil and gas sales is due to a declining portion of Northern’s production that qualifies for lower initial production tax rates.

General and Administrative Expense

General and administrative expense was $4.0 million for the second quarter of 2014 compared to $3.9 million for the second quarter of 2013.  On a per unit basis, second quarter 2014 general and administrative expenses were $2.84 per Boe, a 28% reduction when compared with the $3.95 per Boe for the second quarter of 2013.

Depletion, Depreciation, Amortization and Accretion

Depletion, depreciation, amortization and accretion (“DD&A”) was $42.2 million in the second quarter of 2014 compared to $26.6 million in the second quarter of 2013.  Depletion expense, the largest component of DD&A, was $30.02 per Boe in the second quarter of 2014 compared to $26.66 per Boe in the second quarter of 2013.  The aggregate increase in depletion expense in the second quarter of 2014 compared to the second quarter of 2013 was driven by a 41% increase in production and a 13% increase in the depletion rate per Boe.

Interest Expense

Interest expense, net of capitalized interest, was $10.3 million in the second quarter of 2014 compared to $7.8 million in the second quarter of 2013.  The increase in interest expense was due to the increased borrowings on our revolving credit facility and the issuance of $200 million in 8% senior unsecured notes during the second quarter of 2013.

Income Tax Provision

The provision (benefit) for income taxes was a $2.8 million benefit in the second quarter of 2014 compared to $14.6 million provision in the second quarter of 2013.  The effective tax rate in the second quarter of 2014 was 38.4% compared to an effective tax rate of 36.9% in the second quarter of 2013.

Net Income (Loss)

Net income (loss) was a net loss of $4.4 million, or approximately $0.07 per diluted share, for the second quarter of 2014, compared to net income of $25.0 million, or approximately $0.39 per diluted share, for the second quarter of 2013.  Net income in the second period of 2014 was negatively impacted by a non-cash loss on the mark-to-market of derivative instruments, net of tax, totaling $21.7 million in the second quarter of 2014 compared to a $10.4 million gain in the second quarter of 2013.

Non-GAAP Financial Measures

Adjusted Net Income for the second quarter of 2014 was $17.4 million (representing approximately $0.29 per diluted share), compared to $14.6 million (representing approximately $0.23 per diluted share) for the second quarter of 2013.  The increase in non-GAAP Adjusted Net Income is primarily due to our continued addition of crude oil and natural gas production from new wells in 2014 compared to 2013, which was partially offset by higher interest, operating and depletion expenses.  Northern defines Adjusted Net Income as net income excluding (gain) loss on the mark-to-market of derivative instruments, net of tax.

Adjusted EBITDA for the second quarter of 2014 was $81.4 million, compared to Adjusted EBITDA of $58.2 million for the second quarter of 2013.  The increase in Adjusted EBITDA is primarily due to our continued addition of crude oil and natural gas production from new wells, which was partially offset by lower realized commodity prices in 2014 compared to 2013.   Northern defines Adjusted EBITDA as net income before (i) interest expense, (ii) income taxes, (iii) depreciation, depletion, amortization, and accretion, (iv) (gain) loss on the mark-to-market of derivative instruments and (v) non-cash share based compensation expense.

Adjusted Net Income and Adjusted EBITDA are non-GAAP measures.  A reconciliation of these measures to the most directly comparable GAAP measure is included in the accompanying financial tables found later in this release.  Management believes the use of these non-GAAP financial measures provides useful information to investors to gain an overall understanding of current financial performance.  Specifically, management believes the non-GAAP results included herein provide useful information to both management and investors by excluding certain expenses and unrealized derivatives gains and losses that management believes are not indicative of Northern’s core operating results.  In addition, these non-GAAP financial measures are used by management for budgeting and forecasting as well as subsequently measuring Northern’s performance, and management believes it is providing investors with financial measures that most closely align to its internal measurement processes.

HEDGING UPDATE

Northern hedges portions of its expected production volumes to increase the predictability of its cash flow and to help maintain a strong financial position. The following table summarizes Northern’s oil derivative contracts as of June 30, 2014, by fiscal quarter:

	COSTLESS COLLARS		SWAPS
Contract Period	Volume (Bbls)	Weighted Average Floor/Ceiling Price (per Bbl)	Volume (Bbls)	Weighted Average Price (per Bbl)
2014:
Q3	60,000	$90.00 - $99.05	945,000	$89.81
Q4	60,000	$90.00 - $99.05	975,000	$89.77
2015:
Q1	–	–	990,000	$89.03
Q2	–	–	990,000	$89.03
Q3	–	–	990,000	$89.82
Q4	–	–	990,000	$89.82
2016:
Q1	–	–	450,000	$90.00
Q2	–	–	450,000	$90.00

SECOND QUARTER 2014 EARNINGS RELEASE CONFERENCE CALL

In conjunction with Northern’s release of its financial and operating results, investors, analysts and other interested parties are invited to listen to a conference call with management on Friday, August 8, 2014 at 10:00 a.m. Central Time.  Details for the conference call are as follows:

Dial-In Number:  (888) 215-6896 (US/Canada) and (913) 312-0962 (International)
Conference ID:  9163322 - Northern Oil and Gas, Inc. Second Quarter 2014 Earnings Call
Replay Dial-In Number: (888) 203-1112 (US/Canada) and (719) 457-0820 (International)
Replay Access Code:  9163322 - Replay will be available through August 22, 2014

UPCOMING CONFERENCE SCHEDULE

EnerCom’s The Oil & Gas Conference
August 17 – 21, 2014 in Denver, Colorado
IPAA Oil & Gas Investment Symposium (OGIS)
September 22 – 24, 2014 in San Francisco, California

ABOUT NORTHERN OIL AND GAS

Northern Oil and Gas, Inc. is an exploration and production company with a core area of focus in the Williston Basin Bakken and Three Forks play in North Dakota and Montana.

More information about Northern Oil and Gas, Inc. can be found at www.NorthernOil.com.

SAFE HARBOR

This press release contains forward-looking statements regarding future events and future results that are subject to the safe harbors created under the Securities Act of 1933 (the “Securities Act”) and the Securities Exchange Act of 1934 (the “Exchange Act”).  All statements other than statements of historical facts included in this release regarding Northern’s financial position, business strategy, plans and objectives of management for future operations, industry conditions, and indebtedness covenant compliance are forward-looking statements.  When used in this release, forward-looking statements are generally accompanied by terms or phrases such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “target,” “plan,” “intend,” “seek,” “goal,” “will,” “should,” “may” or other words and similar expressions that convey the uncertainty of future events or outcomes.  Items contemplating or making assumptions about actual or potential future sales, market size, collaborations, and trends or operating results also constitute such forward-looking statements.

Forward-looking statements involve inherent risks and uncertainties, and important factors (many of which are beyond Northern’s control) that could cause actual results to differ materially from those set forth in the forward-looking statements, including the following: changes in crude oil and natural gas prices, the pace of drilling and completions activity on Northern’s properties, Northern’s ability to acquire additional development opportunities, general economic or industry conditions, nationally and/or in the communities in which Northern conducts business, changes in the interest rate environment, legislation or regulatory requirements, conditions of the securities markets, Northern’s ability to raise capital, changes in accounting principles, policies or guidelines, financial or political instability, acts of war or terrorism, and other economic, competitive, governmental, regulatory and technical factors affecting Northern’s operations, products, services and prices.

Northern has based these forward-looking statements on its current expectations and assumptions about future events.  While management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond Northern’s control.

CONTACT:

Brandon Elliott
EVP, Corporate Development and Strategy
952-476-9800
belliott@northernoil.com

Erik Nerhus
VP, Business Development
952-476-9800
enerhus@northernoil.com

NORTHERN OIL AND GAS, INC.
STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2014 AND 2013
(UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
REVENUES
Oil and Gas Sales	$121,155,047	$79,623,169	$217,958,016	$162,794,830
Loss on Settled Derivatives	(11,248,770)	(498,817)	(18,066,750)	(870,100)
(Losses) Gains on the Mark-to-Market of Derivative Instruments	(35,307,533)	17,009,668	(43,167,216)	2,099,013
Other Revenue	3,269	27,783	3,269	36,142
Total Revenues	74,602,013	96,161,803	156,727,319	164,059,885

OPERATING EXPENSES
Production Expenses	13,033,322	10,397,171	24,710,750	19,038,381
Production Taxes	12,213,387	7,561,156	22,004,588	15,372,460
General and Administrative Expense	3,980,819	3,915,298	7,978,509	7,904,104
Depletion, Depreciation, Amortization and Accretion	42,212,250	26,559,126	78,313,171	53,351,819
Total Expenses	71,439,778	48,432,751	133,007,018	95,666,764

INCOME FROM OPERATIONS	3,162,235	47,729,052	23,720,301	68,393,121

OTHER INCOME (EXPENSE)
Interest Expense, Net of Capitalization	(10,326,789)	(7,819,591)	(20,225,758)	(13,927,591)
Other Income (Expense)	2,104	(267,788)	32,771	(267,724)
Total Other Income (Expense)	(10,324,685)	(8,087,379)	(20,192,987)	(14,195,315)

INCOME BEFORE INCOME TAXES	(7,162,450)	39,641,673	3,527,314	54,197,806

INCOME TAX PROVISION (BENEFIT)	(2,750,000)	14,630,000	1,350,000	20,234,614

NET INCOME (LOSS)	$(4,412,450)	$25,011,673	$2,177,314	$33,963,192

COMPREHENSIVE INCOME (LOSS)	$(4,412,450)	$25,011,673	$2,177,314	$33,963,192

Net Income (Loss) Per Common Share – Basic	$(0.07)	$0.40	$0.04	$0.54
Net Income (Loss) Per Common Share – Diluted	$(0.07)	$0.39	$0.04	$0.54
Weighted Average Shares Outstanding – Basic	60,504,781	62,973,916	60,852,322	62,915,941
Weighted Average Shares Outstanding – Diluted	60,504,781	63,358,152	61,059,485	63,337,342

NORTHERN OIL AND GAS, INC.
BALANCE SHEETS
JUNE 30, 2014 AND DECEMBER 31, 2013

	June 30, 2014 (unaudited)	December 31, 2013
CURRENT ASSETS
Cash and Cash Equivalents	$14,252,184	$5,687,166
Trade Receivables	90,924,750	86,816,981
Advances to Operators	855,736	618,786
Prepaid and Other Expenses	1,735,379	770,740
Derivative Instruments	-	62,890
Deferred Tax Asset	20,436,000	10,431,000
Total Current Assets	128,204,049	104,387,563

PROPERTY AND EQUIPMENT
Oil and Natural Gas Properties, Full Cost Method of Accounting
Proved	1,880,157,218	1,611,073,747
Unproved	72,738,526	70,148,348
Other Property and Equipment	1,766,997	1,701,366
Total Property and Equipment	1,954,662,741	1,682,923,461
Less – Accumulated Depreciation and Depletion	(363,735,124)	(285,616,752)
Total Property and Equipment, Net	1,590,927,617	1,397,306,709

DERIVATIVE INSTRUMENTS	-	1,745,405

DEBT ISSUANCE COSTS	15,050,983	16,160,283

TOTAL ASSETS	$1,734,182,649	$1,519,599,960

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts Payable	$217,865,235	$168,936,785
Accrued Expenses	3,016,337	2,645,178
Accrued Interest	3,472,894	3,386,409
Derivative Instruments	45,110,007	19,119,646
Total Current Liabilities	269,464,473	194,088,018

LONG-TERM LIABILITIES
Revolving Credit Facility	198,000,000	75,000,000
8% Senior Notes	508,796,460	509,539,823
Derivative Instruments	16,005,767	637,208
Other Noncurrent Liabilities	4,428,584	3,832,550
Deferred Tax Liability	128,029,000	116,674,000
Total Long-Term Liabilities	855,259,811	705,683,581

TOTAL LIABILITIES	1,124,724,284	899,771,599

COMMITMENTS AND CONTINGENCIES (NOTE 8)

STOCKHOLDERS’ EQUITY
Preferred Stock, Par Value $.001; 5,000,000 Authorized, No Shares Outstanding	-	-
Common Stock, Par Value $.001; 95,000,000 Authorized, 6/30/2014 – 61,029,679 Shares Outstanding and 12/31/2013 – 61,858,199 Shares Outstanding	61,030	61,858
Additional Paid-In Capital	433,497,678	446,044,159
Retained Earnings	175,899,657	173,722,344
Total Stockholders’ Equity	609,458,365	619,828,361

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,734,182,649	$1,519,599,960

Reconciliation of Adjusted Net Income

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Net Income (Loss)	$(4,412,450)	$25,011,673	$2,177,314	$33,963,192
Add:
Loss (Gain) on the Mark-to-Market of Derivative Instruments, Net of Tax	21,749,440	(10,410,668)	26,591,005	(1,241,013)
Adjusted Net Income	$17,336,990	$14,601,005	$28,768,319	$32,722,179

Weighted Average Shares Outstanding – Basic	60,504,781	62,973,916	60,852,322	62,915,941
Weighted Average Shares Outstanding – Diluted	60,676,947	63,358,152	61,059,485	63,337,342

Net Income Per Common Share - Basic	$(0.07)	$0.40	$0.04	$0.54
Add:
Change due to Loss (Gain) on the Mark-to-Market of Derivative Instruments, Net of Tax	0.36	(0.17)	0.43	(0.02)
Adjusted Net Income Per Common Share – Basic	$0.29	$0.23	$0.47	$0.52

Net Income Per Common Share – Diluted	$(0.07)	$0.39	$0.04	$0.54
Add:
Change due to Loss (Gain) on the Mark-to-Market of Derivative Instruments, Net of Tax	0.36	(0.16)	0.43	(0.02)
Adjusted Net Income Per Common Share – Diluted	$0.29	$0.23	$0.47	$0.52

Reconciliation of Adjusted EBITDA

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Net Income (Loss)	$(4,412,450)	$25,011,673	$2,177,314	$33,963,192
Add:
Interest Expense	10,326,789	7,819,591	20,225,758	13,927,591
Income Tax Provision (Benefit)	(2,750,000)	14,630,000	1,350,000	20,234,614
Depreciation, Depletion, Amortization, and Accretion	42,212,250	26,559,126	78,313,171	53,351,819
Non-Cash Share Based Compensation	727,344	1,185,596	1,285,209	2,307,870
Loss (Gain) on the Mark-to-Market of Derivative Instruments	35,307,533	(17,009,668)	43,167,216	(2,099,013)
Adjusted EBITDA	$81,411,466	$58,196,318	$146,518,668	$121,686,073